Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS RECORD FIRST QUARTER RESULTS

– First quarter 2012 Net Revenue rose $12.8 million or 4.6% to $293.0 million; Consolidated Adjusted EBITDA rose $12.0 million or 19.2% to a record $74.6 million –

– Record gaming revenue and operational improvements drive 28.0% Adjusted EBITDA growth in St. Louis and 16.1% Adjusted EBITDA growth at L’Auberge Lake Charles –

– Adjusted income per share increased to $0.33 from $0.13 in the prior year period and GAAP net income per share was $(0.02) versus $0.04 –

LAS VEGAS, NV, May 1, 2012 – Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the first quarter ended March 31, 2012, as summarized in the table below. In the 2012 first quarter, revenues increased 4.6% or $12.8 million year over year to $293.0 million. Consolidated Adjusted EBITDA(1) increased 19.2% or $12.0 million year over year to a quarterly record of $74.6 million. Consolidated Adjusted EBITDA margin increased 311 basis points year over year to 25.4%, also a quarterly record. First quarter performance was driven principally by Adjusted EBITDA(2) growth at the Company’s St. Louis, L’Auberge Lake Charles, and Belterra operating segments, as well as a decline in corporate overhead expenses. Consolidated Adjusted EBITDA in the 2012 first quarter included minimal severance expense; the prior year period included $2.7 million of severance costs.

Operating income increased $11.4 million or 35.5% year over year to $43.5 million in the 2012 first quarter. Loss from continuing operations was $(0.3) million in the 2012 first quarter versus income of $5.6 million in the prior year period. The year over year decline of income from continuing operations in the 2012 first quarter was driven principally by a loss on early extinguishment of debt of $20.7 million resulting from the financing transactions the Company executed during the quarter.

Summary of First Quarter Results

	Three Months Ended March 31,
($ in thousands, except per share data)	2012	2011
Net revenues	$292,985	$280,147
Consolidated Adjusted EBITDA (1)	$74,553	$62,562
Consolidated Adjusted EBITDA margin (1)	25.4%	22.3%
Income (loss) from continuing operations	$(326)	$5,602
Income (loss) from continuing operations margin	(0.1)%	2.0%
Operating income (2)	$43,494	$32,089
GAAP net income (loss) (3)	$(1,009)	$2,361
Diluted income (loss) per share (3)	$(0.02)	$0.04
Adjusted income per share (4)	$0.33	$0.13

(1)	For a further description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations below.
(2)	Operating income in 1Q 2012 includes $2.8 million in pre-opening and development costs. Operating income in 1Q 2011 includes $2.2 million in pre-opening and development costs and a $0.7 million net loss related to write-downs, reserves and recoveries.

(3)	GAAP net income and diluted income per share in 1Q 2012 include a loss of $0.7 million, or $(0.01) per share, net of taxes, from discontinued operations as described below. GAAP net income and diluted income per share in 1Q 2011 include a loss of $3.2 million, or $(0.05) per share, net of taxes, from discontinued operations.
(4)	For a further description of Adjusted income per share, please see the section entitled “Non-GAAP Financial Measures” and the reconciliations below.

Anthony Sanfilippo, president and chief executive officer of Pinnacle Entertainment, commented, “We are very pleased to report strong first quarter financial results that demonstrate the positive operating momentum we built in 2011 has carried into 2012. The Company continues to make significant progress improving its operations and executing on its strategic objectives.

“The first quarter included many records, including all-time records in Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, and St. Louis Adjusted EBITDA, as well as record first quarter Adjusted EBITDA in Lake Charles. The first quarter of 2012 represents the 9th consecutive quarter the Company has simultaneously increased its revenue and Consolidated Adjusted EBITDA on a year over year basis. With the first quarter as a base, we look to accomplish another breakout year for Pinnacle Entertainment.”

First Quarter Operating Results Show Continued Positive Momentum

In the St. Louis segment, revenue for the 2012 first quarter improved $6.9 million or 7.3% year over year to $100.4 million. Adjusted EBITDA rose 28.0% or $5.6 million year over year to $25.7 million. Adjusted EBITDA margin in St. Louis increased 412 basis points year over year to 25.6% in the first quarter.

On first quarter St. Louis performance, Mr. Sanfilippo commented, “The St. Louis segment continued its strong performance during the first quarter, with further ramp up of gaming revenues at River City and expense discipline across both properties. During the first quarter, the segment achieved all-time segment records in revenue, Adjusted EBITDA, Adjusted EBITDA margin, and eclipsed the $100 million quarterly revenue threshold for the first time in segment history.”

L’Auberge Lake Charles first quarter 2012 revenues increased $8.0 million or 9.1% year over year to $96.9 million, while Adjusted EBITDA increased $4.1 million or 16.1% year over year to $29.7 million. Adjusted EBITDA margin at the property expanded 186 basis points year over year in the 2012 first quarter to 30.7%.

“Investments made in the casino floor of L’Auberge Lake Charles began to bear fruit in the first quarter,” Mr. Sanfilippo added, “with the property achieving record overall gaming revenue, slot win, table drop, poker rake and win per admission during the period.”

Belterra’s first quarter 2012 revenues increased $1.6 million or 4.2% to $38.3 million, with Adjusted EBITDA up $1.6 million or 24.9% year over year to $8.0 million. Adjusted EBITDA margin increased 346 basis points year over year to 20.9%.

Boomtown New Orleans revenues declined $4.0 million or 10.8% year over year to $32.9 million in the 2012 first quarter, while Adjusted EBITDA declined $2.1 million or 16.1% to $11.0 million. Adjusted EBITDA margin at the property was down 208 basis points year over year to 33.3% in the 2012 first quarter.

“Boomtown New Orleans continues to experience difficult comparisons due to last year’s elevated local economic activity created by the Deep Horizon oil spill cleanup and recovery efforts. We have made select facility improvements to increase the property’s competitiveness, and continue to refine the property’s marketing programs to drive profitable revenue. While disappointed with the performance over the past two quarters, we are optimistic these initiatives will improve the performance of Boomtown New Orleans going forward,” Mr. Sanfilippo added on the first quarter results of the property.

Boomtown Bossier City revenues declined $0.5 million or 2.0% year over year to $22.6 million in the 2012 first quarter, while Adjusted EBITDA increased $0.2 million or 3.0% to $5.9 million. Adjusted EBITDA margin at the property was up 126 basis points year over year to 26.2% in the 2012 first quarter. Boomtown Bossier City continues to face a very competitive operating environment, but cost discipline has permitted the property to drive Adjusted EBITDA growth despite revenue challenges.

Corporate overhead expenses declined $2.7 million or 33.4% year over year to $5.4 million in the 2012 first quarter. The reduction in corporate overhead expense was driven principally by a decrease in severance expense during the 2012 first quarter. Efforts to eliminate non-value added expenses at the Company’s Las Vegas headquarters, as well as a ramp up of cost savings related to the Company’s shared service center supporting our properties in the Midwest and Louisiana, also contributed to the decline.

Operational Momentum Continues; Balance Sheet, Liquidity and Pipeline Strengthened

Carlos Ruisanchez, executive vice president and chief financial officer of Pinnacle Entertainment, commented, “2012 is off to a strong start and we continue to build momentum with the implementation and execution of strategies to improve our operating performance, free cash flow generation and returns on invested capital. In addition, during the first quarter we made significant strides in strengthening our balance sheet and liquidity position, advancing the development of projects already underway and extending the Company’s potential growth pipeline further with the proposed acquisition of a 75.5% equity stake in the racing license holder of Retama Park Racetrack in Texas.

“In March, we completed a series of financing transactions with the issuance of $325.0 million of 7.75% senior subordinated notes due 2022, a $325.0 million term loan due 2019, and the redemption of $385.0 million of existing 7.5% senior subordinated notes due 2015. Through these transactions, we extended and staggered our maturity profile, lowered our weighted average cost of capital, funded our current development pipeline, and brought additional liquidity onto our balance sheet.

“We also made significant progress on our existing growth pipeline during the first quarter. We broke ground on the construction of a 1,600 space parking structure at River City in late-March. We continue to anticipate completion of this element of the expansion by the end of 2012. The second phase of this expansion, a 200-room hotel and multi-purpose event center is expected to commence by the end of 2012 and be completed in late-2013.

“Construction in Baton Rouge is progressing rapidly, with the project remaining on track to open by Labor Day 2012 and within its $368.0 million budget. At River Downs in Cincinnati, Ohio, we have made significant progress in concept and design work for the project. Finally, Asian Coast Development’s project in Vietnam continues to make meaningful progress. We look forward to MGM Grand Ho Tram’s opening by the end of the first quarter of 2013.”

Additional Recent Developments

•	On April 26, 2012, the Company announced the potential acquisition of a 75.5% equity stake in the owner of Retama Park Racetrack’s racing license for total consideration of $22.8 million,

comprising a purchase of debt securities and other interests related to Retama Park for $7.8 million and $15.0 million in cash consideration which will be used primarily to refinance Retama Development Corporation’s current indebtedness and to provide working capital. The initial purchase of debt securities and other interests related to Retama Park closed in April. The subsequent transactions are subject to the receipt of all applicable regulatory approvals, with closing expected by the end of 2012.

•

Geno Iafrate and Neil Walkoff have each been promoted to Executive Vice President, Regional Operations. Previously, Geno Iafrate served as Senior Vice President of Louisiana Operations. Neil Walkoff served as Senior Vice President and General Manager of River City and also had oversight of Lumiere Place. In his expanded role, Geno Iafrate will oversee the Company’s operations and developments in the Southern U.S., including Lake Charles, New Orleans, Bossier City, Baton Rouge and Retama Park Racetrack upon closing of that transaction. Neil Walkoff will have expanded responsibility for the Company’s operations and developments in the Midwest, including the St. Louis properties, Belterra in Indiana, and River Downs in Cincinnati, Ohio.

•

On March 19, 2012 the Company closed the public offering of $325.0 million in aggregate principal amount 7.75% senior subordinated notes due 2022. In addition, the Company closed a $325.0 million incremental term loan under its current credit facility. The term loan matures in March 2019. The Company also redeemed its $385.0 million of 7.5% senior subordinated notes due 2015. The Company incurred a loss on early extinguishment of debt totaling $20.7 million in the 2012 first quarter as a result of the financing transactions executed during the quarter.

•

The Company remains on track to close the previously announced sale of its Boomtown Reno casino-resort operations by mid-2012. The casino-resort buyers also have a one year option to purchase 100% of the Company’s membership interest in the current gaming licensee, PNK (Reno), LLC, and additional land adjacent to Boomtown Reno.

•

Beginning with the first quarter of 2012, the Company began accounting for medical claims through an enterprise-wide pooling of medical and related expenses, and allocating such expenses to each operating segment ratably based upon participant head count. Previously, medical claims were expensed directly to the operating segment in which the participant resided. Relative to the prior medical expense allocation methodology, the use of medical claims pooling has no impact on Consolidated Adjusted EBITDA, but could impact individual operating segments. In the first quarter of 2012, the use of medical pooling had a $1.0 million favorable impact on Adjusted EBITDA for Belterra and a $0.9 million negative impact on Adjusted EBITDA for St. Louis. The impact was negligible to the Company’s other operating segments.

Liquidity and Capital Expenditures

At March 31, 2012, the Company had approximately $255.7 million in cash and cash equivalents, with an estimated $65.0 million of which to be used in day-to-day operations. As of the end of the 2012 first quarter, the Company’s $410 million credit facility was undrawn and approximately $11.1 million of letters of credit were outstanding.

Capital expenditures totaled approximately $66.0 million during the first quarter of 2012, including $54.5 million related to construction of L’Auberge Baton Rouge. Through March 31, 2012, the Company has incurred approximately $220.5 million of the $368.0 million budget for L’Auberge Baton Rouge, excluding land cost and capitalized interest, and $2.9 million of the $82.0 million River City expansion project.

Interest Expense

Gross interest expense before capitalized interest was $27.3 million in the 2012 first quarter versus $26.9 million in the prior-year period. Capitalized interest in the 2012 first quarter was $5.4 million versus

$0.8 million in the prior year period. The increase in capitalized interest in the 2012 first quarter is due to additional investment in L’Auberge Casino and Hotel Baton Rouge and the Company’s investment in Asian Coast Development (Canada), Ltd.

Discontinued Operations

Discontinued operations consist of the Company’s Atlantic City, New Jersey and Boomtown Reno operations, which are being marketed for sale or are under contract; its former President Riverboat Casino in St. Louis, Missouri; its former Casino Magic Argentina operations; its former Casino Magic Biloxi, Mississippi operations; and its former Bahamian operations. For the three months ended March 31, 2012, Pinnacle recorded a loss of $0.7 million, net of income taxes, related to its discontinued operations.

Investor Conference Call

Pinnacle Entertainment will hold a conference call for investors today, Tuesday, May 1, 2012, at 10:00 a.m. ET (7:00 a.m. PT) to discuss its 2012 first quarter financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 67817814. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available shortly after the conclusion of the call through May 10, 2012 by dialing (404) 537-3406. The code to access the replay is 67817814. The conference call will also be available for replay at www.pnkinc.com.

(1) Non-GAAP Financial Measures

Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted income (loss) per share are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, minority interest and discontinued operations. The Company defines Adjusted income (loss) per share as Adjusted net income (loss) divided by the weighted-average number of shares of the Company’s common stock outstanding. The Company defines Consolidated Adjusted EBITDA margin as Consolidated Adjusted EBITDA divided by revenues on a consolidated basis. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historical activity.

The Company uses Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness, service debt, and fund capital expenditures, acquisitions and operations and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful analytic tools as they enable management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) and Adjusted income (loss) per share are useful to investors since these adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) and Adjusted income (loss) per share do not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business.

EBITDA measures, such as Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin, and Adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations, a reconciliation of GAAP net income to Adjusted net income (loss), a reconciliation of GAAP income (loss) per share to Adjusted income (loss) per share and a reconciliation of Consolidated Adjusted EBITDA margin to Income (loss) from continuing operations margin.

(2) Definition of Adjusted EBITDA and Adjusted EBITDA Margin for Operating Segments

The Company defines Adjusted EBITDA for each operating segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, gain (loss) on sale of discontinued operations, and discontinued operations. The Company defines Adjusted EBITDA margin for each operating segment as Adjusted EBITDA divided by revenues. The Company uses Adjusted EBITDA and Adjusted EBITDA margin to compare operating results among its properties and between accounting periods.

About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates six casinos, located in Louisiana, Missouri, and Indiana, and a racetrack in Ohio. In addition, Pinnacle is developing L’Auberge Casino & Hotel Baton Rouge and holds a 26% equity stake in Asian Coast Development (Canada) Ltd., (ACDL), an international development and real estate company currently developing Vietnam’s first large-scale integrated resort on the Ho Tram Strip.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; ability to implement strategies to improve revenues and operating margins at the Company’s properties; ability to successfully implement marketing and branding programs to increase revenue at the Company’s properties; continued operating performance at the Company’s St. Louis properties; completion and opening schedule of the Baton Rouge project; the facilities, features and amenities of the River City expansion project; the possibility for video lottery terminals becoming operational at Ohio racetracks; the ability of the Company to develop a new gaming and entertainment facility at River Downs; and the ability to sell or otherwise dispose of discontinued operations, the projected opening date for MGM Grand Ho Tram, statements regarding the anticipated closing of the transactions to purchase 75.5% of the equity of Retama Partners, Ltd., the owner of Retama Park Racetrack, and the legalization of gaming at Texas racetracks, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (b) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (c) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (d) the Company will have to meet the conditions for receipt or maintenance of gaming licensing approvals for the Baton Rouge project, some of which are beyond its control; (e) many factors, including the escalation of construction costs beyond increments anticipated in its construction budget and unexpected construction delays, could prevent the Company from completing its Baton Rouge project within budget and on time and as required by the conditions of the Louisiana Gaming Control Board; (f) video lottery terminals may not become operational at Ohio’s racetracks; (g) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; (h) many factors, including the escalation of construction costs beyond increments anticipated in construction budgets, could prevent ACDL from completing its Ho Tram development project within budget and on time and as required by the conditions of its certificate in Vietnam; (i) ACDL will have to obtain all necessary approvals for completing the Ho Tram development project, including gaming and regulatory approvals, some of which are beyond its control; (j) the Company may experience delays in completing the transactions for Retama Park Racetrack or fail to complete the transactions due to circumstances beyond its control, including failure to obtain approval of the Texas Racing Commission and other regulatory approvals; (k) there is no assurance that gaming will become legal at Texas racetracks; and (l) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

Belterra, Boomtown, Casino Magic, L’Auberge Lake Charles, L’Auberge Baton Rouge, Lumière Place, River City, and River Downs are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
VP, Finance and Investor Relations	Director, Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@pnkmail.com

- financial tables follow -

Pinnacle Entertainment, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data, unaudited)

	For the three months ended March 31,
	2012	2011
Revenues:
Gaming	$259,662	$250,028
Food and beverage	16,201	15,587
Lodging	8,522	7,861
Retail, entertainment and other	8,600	6,671

	292,985	280,147

Expenses and other costs:
Gaming	140,122	140,540
Food and beverage	16,656	15,969
Lodging	4,839	5,003
Retail, entertainment and other	4,102	3,266
General and administrative	54,760	54,264
Depreciation and amortization	26,246	26,152
Pre-opening and development costs	2,758	2,173
Write-downs, reserves and recoveries, net	8	691

	249,491	248,058

Operating income	43,494	32,089
Interest expense, net of capitalized interest	(21,918)	(26,099)
Loss on early extinguishment of debt	(20,718)	—
Loss from equity method investment	(1,595)	—

Income (loss) from continuing operations before income taxes	(737)	5,990
Income tax (expense) benefit	411	(388)

Income (loss) from continuing operations	(326)	5,602
Loss from discontinued operations, net of income taxes	(683)	(3,241)

Net income (loss)	$(1,009)	$2,361

Net income (loss) per common share—basic
Income (loss) from continuing operations	$(0.01)	$0.09
Income (loss) from discontinued operations, net of income taxes	(0.01)	(0.05)

Net income (loss) per common share—basic	$(0.02)	$0.04

Net income per common share—diluted
Income (loss) from continuing operations	$(0.01)	$0.09
Income (loss) from discontinued operations, net of income taxes	(0.01)	(0.05)

Net income (loss) per common share—diluted	$(0.02)	$0.04

Number of shares—basic	62,187	61,824
Number of shares—diluted	62,187	62,384

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$255,664	$78,597
Other assets, including restricted cash	288,681	283,122
Land, buildings, riverboats and equipment, net	1,564,822	1,515,029
Assets of discontinued operations held for sale	63,220	73,871

Total assets	$2,172,387	$1,950,619

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$202,513	$200,889
Long-term debt, including current portion	1,442,686	1,223,985
Liabilities of discontinued operations held for sale	2,668	2,923
Deferred income taxes	3,430	3,430

Total liabilities	1,651,297	1,431,227
Stockholders’ equity	521,090	519,392

Total liabilities and stockholders’ equity	$2,172,387	$1,950,619

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA,

Reconciliation of Consolidated Adjusted EBITDA to Income (Loss) from Continuing Operations,

and Reconciliation of Consolidated Adjusted EBITDA Margin

to Income (Loss) from Continuing Operations Margin

(In thousands, unaudited)

	For the three months ended March 31,
	2012	2011
Revenues
L’Auberge Lake Charles	$96,852	$88,808
St. Louis (a)	100,365	93,508
Boomtown New Orleans	32,942	36,941
Belterra Casino Resort	38,301	36,751
Boomtown Bossier City	22,623	23,083
River Downs	1,872	1,021
Other	30	35

Total Revenues	$292,985	$280,147

Adjusted EBITDA
L’Auberge Lake Charles	$29,690	$25,571
St. Louis (a)	25,684	20,073
Boomtown New Orleans	10,961	13,059
Belterra Casino Resort	8,017	6,420
Boomtown Bossier City	5,931	5,760
River Downs	(380)	(293)

	79,903	70,590
Corporate expenses	(5,350)	(8,028)

Consolidated Adjusted EBITDA (b)	$74,553	$62,562
Reconciliation to Income (Loss) from Continuing Operations
Consolidated Adjusted EBITDA	$74,553	$62,562
Pre-opening and development costs	(2,758)	(2,173)
Non-cash share-based compensation	(2,047)	(1,457)
Write-downs, reserves and recoveries, net	(8)	(691)
Depreciation and amortization	(26,246)	(26,152)
Loss on equity method investment	(1,595)	—
Interest expense, net of capitalized interest	(21,918)	(26,099)
Loss on early extinguishment of debt	(20,718)	—
Income tax benefit (expense)	411	(388)

Income (loss) from continuing operations	$(326)	$5,602

Consolidated Adjusted EBITDA margin (b)	25.4%	22.3%
Income (loss) from continuing operations margin	(0.1)%	2.0%

(a)	St. Louis includes operating results at Lumière Place, Four Seasons Hotel & Spa and River City Casino.
(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDA and Consolidated Adjusted EBITDA margin.

Pinnacle Entertainment, Inc.

Supplemental Information

Loss from Discontinued Operations, Net of Income Taxes

(In thousands, unaudited)

	For the three months ended March 31,
	2012	2011
Atlantic City	$(298)	$(2,375)
Boomtown Reno	(386)	(1,322)
President Riverboat Casino	(6)	(310)
Casino Magic Argentina	—	442
The Casino at Emerald Bay in The Bahamas	(5)	73
Casino Magic Biloxi	(54)	(69)
Income taxes	66	320

Loss from discontinued operations, net of income taxes	$(683)	$(3,241)

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliations of GAAP Net Income (Loss) to Adjusted Net Income

and GAAP Net Income (Loss) Per Share to Adjusted Income Per Share

(In thousands, except per share amounts, unaudited)

	For the three months ended March 31,
	2012	2011
GAAP net income (loss)	$(1,009)	$2,361
Pre-opening and development costs	2,758	2,173
Write-downs, reserves and recoveries, net	8	691
Loss on early extinguishment of debt	20,718	—
Adjustment for taxes on above	(1,829)	(199)
Loss from discontinued operations, net of income taxes	683	3,241

Adjusted net income (a)	$21,329	$8,267

GAAP net income (loss) per share	$(0.02)	$0.04
Pre-opening and development costs	0.04	0.03
Write-downs, reserves and recoveries, net	0.00	0.01
Loss on early extinguishment of debt	0.33	—
Adjustment for taxes on above	(0.03)	0.00
(Income) loss from discontinued operations, net of income taxes	0.01	0.05

Adjusted income per share (a)	$0.33	$0.13

Number of shares – diluted	62,187	62,384

(a)	See discussion of Non-GAAP Financial Measures above for detailed descriptions of Adjusted net income and Adjusted income per share.

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